UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 16, 2024

S&P Global Inc.

(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

55 Water Street, New York, New York 10041
(Address of Principal Executive Offices) (Zip Code)

(212) 438-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered
Common stock (par value $1.00 per share)	SPGI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
            Emerging growth company                ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                             ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2024, S&P Global Inc. (the "Company") entered into a separation and release agreement with Mr. Adam Kansler (the "Separation Agreement").

Pursuant to the terms of the Separation Agreement, Mr. Kansler will receive the following severance benefits and entitlements after March 1, 2025 (the "Separation Date"), some of which are in excess of his entitlements under the Company’s Senior Executive Severance Plan under which he is a participant: (i) severance pay equal to $4,500,000.00 USD, one-half of which is payable in equal installments on the Company’s regularly scheduled semi-monthly payroll cycle for a period of 12 months (such one-year period after the Separation Date, the "Severance Period"), and the remainder of which will be payable in a lump sum within thirty (30) days following the first anniversary of the Separation Date; (ii) continued participation in Company-sponsored benefit plans and programs during the Severance Period at the active employee rates and on the same terms and conditions applicable to active employees, and eligibility for COBRA coverage after the end of the Severance Period; (iii) a lump sum cash payment of $88,000.00 USD, payable within thirty (30) days following the first anniversary of the Separation Date, in lieu of benefits continuation for one year after the Severance Period; (iv) a pro-rated annual bonus in respect of the 2025 fiscal year for the period of employment in 2025 prior to the Separation Date, payable when 2025 annual bonuses are normally paid; and (v) a lump sum service recognition payment of $50,295.00 USD, payable on or before the Separation Date. Additionally, Mr. Kansler's outstanding long-term incentive awards will be treated in accordance with the terms and conditions set forth in his individual award agreements; provided, however, that the Compensation and Leadership Development Committee of the Company’s Board of Directors approved a waiver of forfeiture for the portion of Mr. Kansler's awards that would otherwise forfeit on his termination pursuant to the terms of the award agreements, with settlement of such awards occurring on the original payment schedules set forth in the individual award agreements, and with all such outstanding awards otherwise remaining subject to all of the terms and conditions set forth in the award agreements.

The Separation Agreement includes a general release of claims from Mr. Kansler in favor of the Company. In addition, in consideration for the severance entitlements in excess of those included in the Company’s Senior Executive Severance Plan, Mr. Kansler agreed to be subject to enhanced restrictive covenants, including related to non-competition for a period of twenty-four months from November 1, 2024 and employee and client non-solicitation for a period of twenty-four months after the Separation Date.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement.

Item 7.01. Regulation FD Disclosure.

On October 17, 2024, the Company issued a press release announcing the executive leadership team that will report to Ms. Martina L. Cheung when she becomes President and CEO on November 1, 2024. A copy of the Company's press release is attached hereto as Exhibit 99 and is incorporated by reference in this Item 7.01. Pursuant to general instruction B.2 to Form 8-K, the information furnished pursuant to Item 7.01, including Exhibit 99, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished with this report:

(99)    Press Release of the Registrant, dated October 17, 2024.
(104)    Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

S&P Global Inc.

/s/	Alma Rosa Montanez
By:	Alma Rosa Montanez
Assistant Corporate Secretary & Chief Corporate Counsel

Dated: October 17, 2024